Exhibit 23.2

Consent of Independent Auditors

The Board of Directors Duff & Phelps Acquisitions, LLC and subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-8 of Duff & Phelps Corporation of our report dated May 22, 2007, with respect to the consolidated statements of operations and cash flows of Chanin Capital Partners LLC and subsidiaries, a majority owned subsidiary of Jeffrey Chanin and Company, for the ten-months ended October 31, 2006, appearing in Amendment No. 7 to Registration Statement No. 333-143205 of Duff & Phelps Corporation.

/s/ KPMG LLP

Los Angeles, California
December 17, 2007